Exhibit 5.1




                                        June 17, 1994



Graco Inc.
4050 Olson Memorial Highway
Golden Valley, Minnesota 55422-5332

Ladies and Gentlemen:

      I am a member of the bar of the State of Minnesota and Vice President, General Counsel and Secretary of Graco Inc. (the "Company"). Reference is made to the Registration Statement on Form S-8 that the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 100,000 shares of Common Stock, $1.00 par value, of the Company, to be issued to nonemployee directors pursuant to the Graco Inc. Nonemployee Director Stock Plan (the "Plan"). I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

      I am of the opinion that the shares of Common Stock to be issued to nonemployee directors pursuant to the Plan, will, when issued, be legally issued, fully paid and nonassessable, provided (i) the purchase price of newly issued shares is at least equal to the par value of the shares of Common Stock and (ii) the Registration Statement, as then amended, shall remain effective under the Securities Act of 1933, as amended.

      I consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Robert M. Mattison

                                        Robert M. Mattison
                                        Vice President, General Counsel
                                          and Secretary

RMM/sp

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